Issuer Free Writing Prospectus	Registration Statement No. 333-147295
Dated September 18, 2008	Filed Pursuant to Rule 433 of the Securities Act of 1933
Midwest Banc Rises as Chief Meets Investors to Raise Capital
Sept. 18 (Bloomberg) — Midwest Banc Holdings Inc., the Illinois banking company, rebounded as much as 39 percent as Chief Executive Officer James Giancola began meeting investors to discuss a plan to raise capital.
“We are a bit ahead of the curve, as we are out seeking new capital to bolster our already well-capitalized status,” Giancola said in an e-mail today. “Our market is experiencing tremendous dislocation and we want to be in position to take advantage of growth opportunities as they present themselves.”
Shares of the Melrose Park-based bank climbed $2.16, or 74 percent, to $5.06 at 4:00 p.m. in Nasdaq Stock Market trading, the biggest jump since its initial public offering in February 1998. The shares have fallen 59 percent this year.
Midwest Banc plummeted 34 percent yesterday after the company announced suspension of its dividend and said it will issue more shares to raise capital. “The market overreacted and people are realizing that today,” Midwest Banc spokesman John B. Pelling III said in an interview.
To contact the reporter on this story: Peter J. Brennan in Los Angeles at pbrennan3@bloomberg.net.
Midwest Banc Holdings has filed a registration statement (including prospectus and a preliminary prospectus supplement dated September 16, 2008) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (or any updates thereto) and other documents Midwest has filed with the SEC for more complete information about Midwest and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, Midwest, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it copies of which may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Suite 1800, Arlington, VA 22209 and Keefe, Bruyette & Woods, Inc. at The Equitable Building, 787 Seventh Avenue, 4th floor, New York, NY 10019, Attn: Prospectus Department, or by calling 1-800-221-3246.
The depositary shares are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.